Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2020 THIRD QUARTER FINANCIAL RESULTS

ORLANDO, Fla., January 9, 2020 – VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced financial results for its Fiscal 2020 third quarter ended November 30, 2019.

Pat Lavelle, President and Chief Executive Officer of VOXX International stated, “Our fiscal 2020 third quarter and year-to-date results are somewhat mixed. On the positive side, the restructuring initiatives we’ve executed have worked, resulting in lower spending and far greater efficiencies throughout the Company. Our premium audio business continues to grow, is profitable and getting stronger, and the accessories products and programs in place domestically are also doing well. These are the areas we focused on during our realignment and we are continuing to look for ways to improve profitability further. On the other hand, our Automotive Electronics segment, particularly our OEM business which has historically been a core area of strength, has been impacted throughout the year. While the segment was still profitable in the fiscal third quarter and year-to-date, results have been less than anticipated and have impacted our consolidated results. However, new OEM programs are slated to begin next fiscal year, which should drive year-over-growth, and we have been awarded significant new business that begins in CY21 and will run for several years.”

Lavelle continued, “Our balance sheet remains strong and we are executing on our share repurchase program, having entered into a 10b-5 trading program based on recommendations from shareholders. We are also continuing to evaluate potential divestitures and acquisitions that will improve earnings and cash flow, while maintaining flexibility to execute our strategy. New OEM contract awards and new programs with companies such as Amazon, SiriusXM and others for our biometrics and OEM offerings, are providing significant optimism as we look out over the next few years. Our focus remains on value creation and we will not stand still until we achieve this.”

Fiscal 2020 and Fiscal 2019 Third Quarter Financial Comparisons

Net sales for the Fiscal 2020 third quarter ended November 30, 2019 were $110.1 million, as compared to $129.6 million in the Fiscal 2019 third quarter, a decline of $19.5 million.

-

The Automotive Electronics segment had net sales of $30.0 million in the Fiscal 2020 third quarter, as compared to $45.1 million in the comparable year-ago period, a decline of $15.1 million. The year-over-year decline was primarily related to lower OEM product sales due to launch delays for certain vehicle models; a non-refundable up-front payment to one customer in anticipation of a future OEM contract; and lower volume for certain programs that began in the prior fiscal year. Additionally, aftermarket product sales declined by approximately $1.2 million, with the majority of the decline related to lower satellite radio product sales. This was offset by higher sales of certain aftermarket safety and security products when comparing the fiscal third quarter periods.

The Consumer Electronics segment had net sales of $79.9 million in the Fiscal 2020 third quarter, as compared to $83.9 million in the comparable year-ago period, a decline of $4.0 million. Premium audio product sales increased by $3.6 million, driven by higher sales of premium mobility and premium wireless and Bluetooth speakers following the launch of new soundbars and wireless earbuds, as well as higher sales in the custom installation channel with the addition of new distribution partners. Sales of other consumer electronics products declined by $7.6 million when comparing the Fiscal 2020 and Fiscal 2019 third quarters, primarily due to the discontinuance of older product lines as part of the Company’s SKU rationalization program domestically and in Europe. This was partially offset by higher sales in the reception category, as well as an increase in sales of

VOXX International Corporation Reports its Fiscal 2020 Third Quarter Results

wearable devices, due to more Motion program participants and the addition of Fitbit and new Apple products in the current fiscal year period.

-

The Biometrics segment had net sales of $0.1 million, as compared to $0.4 million in the comparable year-ago period. The year-over-year decline was primarily due to product mix, as the Company was selling more of its higher dollar Hbox products during the prior fiscal year period.

The gross margin in the Company’s Fiscal 2020 third quarter was 28.6%, representing a 140-basis point decline, as compared to 30.0% in the Fiscal 2019 third quarter.

-

Automotive Electronics segment gross margins of 20.1% declined by 540 basis points compared to the prior year period, due primarily to lower sales of higher margin OEM products, which also resulted in lower absorption of fixed overhead costs in the Fiscal 2020 third quarter. Additionally, gross margins were adversely impacted by a decline in aftermarket headrest product sales, tariff increases, and the upfront customer payment associated with the anticipated future OEM program contract, partially offset by higher sales of certain aftermarket security products and lower sales of satellite radio products.

-

Consumer Electronics segment gross margins of 32.1% increased by 30 basis points as a result of higher sales of premium wireless and Bluetooth speakers, mobility products and commercial speakers. Offsetting factors included lower sales in Europe and higher European warehousing costs, lower sales of select higher-margin consumer product lines, and the impact of tariffs.

-

Biometrics segment gross margins were (28.3)% in the fiscal 2020 third quarter, as compared to 80.5% in the comparable year-ago period. The year-over-year decline was primarily due to the sale of certain inventory in Fiscal 2019, which was previously written off and contributed to higher margins in the Fiscal 2019 third quarter, as well as higher sales of licensing fees in the prior year, which earned higher margins for the segment. Additionally, the Fiscal 2020 third quarter included certain tooling and repair provisions, along with beta samples that were sent to customers and prospects for testing at no cost.

Total operating expenses in the Fiscal 2020 third quarter were $31.3 million, as compared to $33.2 million in the comparable Fiscal 2019 period, a decline of $1.9 million.

-

Selling expenses of $9.6 million declined by $0.8 million, as compared to the Fiscal 2019 third quarter, primarily related to Fiscal 2019 restructuring activities, lower commissions, and lower advertising costs and display amortization expenses, partially offset by new hires at various subsidiaries.

-

General and administrative (“G&A”) expenses of $16.7 million increased by $0.2 million, as compared to the Fiscal 2019 third quarter. Higher payroll expenses related to medical claims, an increase in compensation expense associated with share grants to the Company’s Chief Executive Officer, and a reimbursement in the prior fiscal year period related to a favorable outcome of a lawsuit contributed to the year-over-year increase. Excluding the one-time lawsuit reimbursement, G&A expenses declined by $0.8 million for the comparable Fiscal third quarter periods.

-

Engineering and technical support expenses of $5.1 million declined by $1.3 million, as compared to the Fiscal 2019 third quarter. The decline was primarily related to lower headcount and research and development spending, as several projects were completed and others were brought in-house, partially offset by research and development expenses to start new projects and higher certification fees for products under development.

VOXX International Corporation Reports its Fiscal 2020 Third Quarter Results

Total other income, net for the Fiscal 2020 third quarter was $4.0 million, as compared to total other income, net of $0.8 million in the Fiscal 2019 third quarter, an increase of $3.2 million. Interest and bank charges declined by $0.4 million as the Company suspended its domestic supply chain financing. Equity in income of equity investees declined by $0.7 million due to the impact of tariffs, higher warranty costs and other one-time expenses. In the Fiscal 2020 third quarter, the Company sold its real property in Pulheim, Germany resulting in net proceeds of approximately $9.5 million after transactional costs and the repayment of the outstanding mortgage. Concurrent with the sale, the Company entered into an operating lease arrangement with the Purchaser for a small portion of the real property to continue to operate its sales office in Germany. This resulted in a gain on the sale of real property in the Fiscal 2020 third quarter of $4.1 million. Additionally, other, net increased by $0.6 million for the comparable third quarter periods, primarily related to a payment made to TE Connectivity Ltd. in final settlement of the working capital calculation associated with the sale of Hirschmann Car Communication GmbH in Fiscal 2018.

The Company reported operating income of $0.1 million in the Fiscal 2020 third quarter, as compared to operating income of $5.7 million in the comparable year-ago period. Income before income taxes for the Fiscal 2020 third quarter was $4.1 million, as compared to $6.5 million in the Fiscal 2019 third quarter, with the Automotive Electronics and Consumer Electronics segments profitable, offset by loss before income taxes within the Biometrics segment, though the latter has declined year-over-year.

Net income attributable to VOXX International Corporation (“VOXX”) was $2.5 million, as compared to $12.2 million in the Fiscal 2019 third quarter, with the net loss attributable to the Company’s non-controlling interest improving by $0.5 million when comparing the Fiscal 2020 and Fiscal 2019 third quarter periods. The Company reported basic and diluted income per share of $0.10 in the Fiscal 2020 third quarter and basic and diluted income per share of $0.50 in the Fiscal 2019 third quarter.

The Company reported Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) in the Fiscal 2020 third quarter of $6.0 million, as compared to Adjusted EBITDA of $11.6 million in the comparable Fiscal 2019 period.

Balance Sheet Update

As of November 30, 2019, the Company had cash and cash equivalents of $32.2 million, as compared to $39.3 million as of August 31, 2019 and $58.2 million as of February 28, 2019. Total debt as of November 30, 2019 was $8.4 million, as compared to total debt of $14.0 million as of August 31, 2019 and $17.6 million as of February 28, 2019. The decline in total debt as compared to the February 28, 2019 period is primarily related to the paydown of the Company’s Euro Asset-Based Lending Obligation for VOXX Germany, as it was repaid using the proceeds received from the sale of the real estate in Pulheim, Germany during the Fiscal 2020 third quarter. Total long-term debt as of November 30, 2019 was $7.2 million, as compared to $7.4 million as of August 31, 2019 and $7.6 million as of February 28, 2019.

Stock Repurchase Agreement Update

In April 2019, the Company was authorized by the Board of Directors to increase the number of Class A Common Stock available for repurchase in the open market to 3,000,000. During the three and nine months ended November 30, 2019, the Company repurchased 218,453 and 426,765 shares, respectively, for an aggregate cost of $1,057 and $2,040, respectively. At November 30, 2019, the Company's remaining authorized share repurchase for its Class A Common Stock was 2,573,235 shares.

Conference Call and Webcast Information
VOXX International will be hosting its conference call on Friday, January 10, 2020 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free: 877-303-9079; international: 970-315-0461 / conference ID: 3394134). A replay will be available on the Company’s website approximately one hour after the completion of the call.

VOXX International Corporation Reports its Fiscal 2020 Third Quarter Results

Non-GAAP Measures
EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net (loss) income attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, certain settlements, gains, life insurance proceeds, as well tangible and intangible asset impairment charges. Depreciation, amortization, stock-based compensation, and tangible and intangible asset impairment charges are non-cash items. Diluted Adjusted EBITDA per common share represents the Company's diluted earnings per common share based on Adjusted EBITDA.

We present EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and Diluted Adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation

VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of over 30 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world’s leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company’s annual report on Form 10-K for the fiscal year ended February 28, 2019 which was filed with the SEC on May 14, 2019, as amended on Form 10-K/A filed on May 30, 2019, and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the Company's ability to realize the anticipated results of its business realignment; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants.

Company Contact:
Glenn Wiener, President / GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

Tables to Follow

VOXX International Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	November 30, 2019	February 28, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,156	$58,236
Accounts receivable, net	93,356	73,391
Inventory, net	111,089	102,379
Receivables from vendors	218	1,009
Prepaid expenses and other current assets	10,623	10,449
Income tax receivable	578	921
Total current assets	248,020	246,385
Investment securities	2,554	2,858
Equity investment	21,389	21,885
Property, plant and equipment, net	51,350	60,493
Operating lease, right of use asset	2,773	—
Goodwill	54,785	54,785
Intangible assets, net	114,006	119,449
Deferred income tax assets	78	79
Other assets	1,695	2,877
Total assets	$496,650	$508,811
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$34,445	$31,143
Accrued expenses and other current liabilities	37,158	39,129
Income taxes payable	2,072	1,349
Accrued sales incentives	16,667	13,574
Current portion of long-term debt	1,165	10,021
Total current liabilities	91,507	95,216
Long-term debt, net of debt issuance costs	6,019	5,776
Finance lease liabilities, less current portion	855	516
Operating lease liabilities, less current portion	2,127	—
Deferred compensation	2,554	2,605
Deferred income tax liabilities	4,921	5,284
Other tax liabilities	1,125	1,332
Other long-term liabilities	2,401	2,981
Total liabilities	111,509	113,710
Commitments and contingencies
Redeemable equity	2,124	—
Stockholders' equity:
Preferred stock:
No shares issued or outstanding (see Note 20)	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,306,194 and 24,106,194 shares issued and 21,711,335 and 21,938,100 shares outstanding at November 30, 2019 and February 28, 2019, respectively	244	242
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both November 30, 2019 and February 28, 2019	22	22
Paid-in capital	298,760	296,946
Retained earnings	143,934	148,582
Accumulated other comprehensive loss	(18,511)	(16,944)
	424,449	428,848
Less: Treasury stock, at cost, 2,594,859 and 2,168,094 shares of Class A Common Stock at November 30, 2019 and February 28, 2019, respectively	(23,216)	(21,176)
Less: Redeemable equity	(2,124)	—
Total VOXX International Corporation stockholders' equity	399,109	407,672
Non-controlling interest	(16,092)	(12,571)
Total stockholders' equity	383,017	395,101
Total liabilities, redeemable equity, and stockholders' equity	$496,650	$508,811

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended November 30,		Nine months ended November 30,
	2019	2018	2019	2018
Net sales	$110,112	$129,637	$293,812	$339,359
Cost of sales	78,648	90,714	212,570	241,696
Gross profit	31,464	38,923	81,242	97,663
Operating expenses:
Selling	9,580	10,363	28,162	30,661
General and administrative	16,689	16,482	51,896	49,632
Engineering and technical support	5,059	6,368	15,901	18,349
Intangible asset impairment charges	—	—	—	9,814
Total operating expenses	31,328	33,213	95,959	108,456
Operating income (loss)	136	5,710	(14,717)	(10,793)
Other income (expense):
Interest and bank charges	(751)	(1,174)	(2,635)	(3,391)
Equity in income of equity investee	967	1,695	3,672	5,146
Gain on sale of real property	4,057	—	4,057	—
Investment gain	—	—	775	—
Impairment of Venezuela investment properties	—	—	—	(3,473)
Other, net	(322)	260	1,869	1,173
Total other income (expense), net	3,951	781	7,738	(545)
Income (loss) before income taxes	4,087	6,491	(6,979)	(11,338)
Income tax expense (benefit)	2,720	(4,078)	1,190	3,147
Net income (loss)	1,367	10,569	(8,169)	(14,485)
Less: net loss attributable to non-controlling interest	(1,097)	(1,642)	(3,521)	(4,954)
Net income (loss) attributable to VOXX International Corporation	$2,464	$12,211	$(4,648)	$(9,531)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(295)	(1,263)	(1,321)	(3,333)
Derivatives designated for hedging	13	50	(271)	542
Pension plan adjustments	2	20	25	57
Unrealized holding gain on available-for-sale investment securities, net of tax	—	—	—	24
Other comprehensive (loss) income, net of tax	(280)	(1,193)	(1,567)	(2,710)
Comprehensive income (loss) attributable to VOXX International Corporation	$2,184	$11,018	$(6,215)	$(12,241)
Income (loss) per share - basic: Attributable to VOXX International Corporation	$0.10	$0.50	$(0.19)	$(0.39)
Income (loss) per share - diluted: Attributable to VOXX International Corporation	$0.10	$0.50	$(0.19)	$(0.39)
Weighted-average common shares outstanding (basic)	24,418,313	24,355,791	24,458,926	24,355,791
Weighted-average common shares outstanding (diluted)	24,625,410	24,628,836	24,458,926	24,355,791

Reconciliation of GAAP Net Income Attributable to VOXX International Corporation to EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per Common Share

	Three months ended November 30,		Nine months ended November 30,
	2019	2018	2019	2018
Net income (loss) attributable to VOXX International Corporation	$2,464	$12,211	$(4,648)	$(9,531)
Adjustments:
Interest expense and bank charges (1)	625	771	2,269	2,252
Depreciation and amortization (1)	3,005	2,580	8,981	7,886
Income tax expense (benefit)	2,720	(4,078)	1,190	3,147
EBITDA	8,814	11,484	7,792	3,754
Stock-based compensation	471	159	1,816	393
Gain on sale of real property	(4,057)	—	(4,057)	—
Settlement of Hirschmann working capital	804	—	804	—
Investment gain	—	—	(775)	—
Life insurance proceeds	—	—	(1,000)	—
Intangible asset impairment charges	—	—	—	9,814
Impairment of Venezuela investment properties	—	—	—	3,473
Adjusted EBITDA	$6,032	$11,643	$4,580	$17,434
Diluted income (loss) per common share attributable to VOXX International Corporation	$0.10	$0.50	$(0.19)	$(0.39)
Diluted Adjusted EBITDA per common share attributable to VOXX International Corporation	$0.24	$0.47	$0.19	$0.72

(1)

For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization, have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.